UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

FORM 8-K
_______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
December 19, 2007

REMOTEMDX, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive
Suite 400
Sandy, Utah 84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 563-7171

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 1, 2007, RemoteMDx, Inc., a Utah corporation (the “Company”), entered into and closed a Stock Purchase Agreement (the “Purchase Agreement”) with the shareholders of Midwest Monitoring & Surveillance, Inc., a Minnesota corporation with principal offices in Fairmont, MN (“MM&S”).  MM&S is engaged in providing parole and probation monitoring equipment and services.  MM&S, a customer of the Company, is owned by Gary Bengtson, Gary Shelton, Larry Sanders and Sue Sanders (the “Sellers”).

Pursuant to the Purchase Agreement, the Company will acquire 51% of the issued and outstanding capital stock of MM&S, together with the option (the “Buyer’s Option”), exercisable at the discretion of the Company after January 1, 2009, and prior to March 31, 2009, to acquire the remaining 49% of MM&S capital stock.  The consideration for the initial purchase of 51% of the outstanding MM&S shares, which will give control of MM&S to the Company, is $3.4 million, payable in cash, and 438,000 shares of the common stock of the Company (the “RMDX Shares”). Closing is expected to occur on or before December 31, 2007, but may be extended by the parties under certain conditions through January 20, 2008.  The RMDX Shares to be issued as part of the consideration for the MM&S shares will be placed in escrow, and will be released, subject to adjustment under the terms of the Purchase Agreement following completion of an audit of the MM&S financial statements for the year ending December 31, 2007.

The Buyer’s Option is exercisable at the Company’s sole discretion.  The Company also granted an option to the Sellers (the “Sellers’ Put Option”) to require the Company to purchase the remaining MM&S shares if the Company fails or elects not to exercise the Buyer’s Option.  The option exercise price, if either the Buyer’s Option or the Sellers’ Put Option granted under the Purchase Agreement is exercised, will be based on a multiple of the net revenues of MM&S for the 12 months ending December 31, 2008.  The Purchase Agreement provides that if the Sellers exercise the Sellers’ Put Option and the Company fails or refuses to purchase the remaining outstanding common stock of MM&S, the Sellers may require the Company to surrender and reconvey to Sellers part or all of the MM&S shares it obtained initially under the Purchase Agreement.

Under the Purchase Agreement, the Company has the right to appoint a majority of the board of directors of MM&S.  The Purchase Agreement also contains affirmative covenants obligating the Sellers with respect to the post-closing operations of MM&S that are common in such agreements, as well as various representations and warranties of the Company, the Sellers and MM&S.  Each representation and warranty was made in connection with the Company’s negotiations with the Sellers and MM&S, and is subject to specifically disclosed exceptions, qualifications, and limitations agreed by the parties in connection with the negotiations.  In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a shareholder might view as material, or may have been made for purposes of allocating contractual risk among the parties, rather than establishing matters as facts.  Accordingly, investors should not view the representations and warranties contained in the Purchase Agreement as disclosures with respect to the actual state of facts concerning the business, operations or condition of any of the parties to the Purchase Agreement, and should not rely on them as such.  Investors should read the Purchase Agreement together with the other information concerning the Company contained in reports and statements that the Company files with the Securities and Exchange Commission.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed with the SEC.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the Purchase Agreement, the Company will issue to the Sellers up to 438,000 shares of its restricted common stock (the “RMDX Shares”) as partial consideration for 51% of the outstanding stock of MM&S.  The Company believes that the issuance of the RMDX Shares is exempt from registration and prospectus delivery requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) of the Act, and in reliance on the exemption from registration provided by Rule 506 under the Act..  The RMDX Shares will be issued directly by the Company and do not involve a public offering or general solicitation.  Each recipient of the Shares received or had effective access to files and records of the Company that contained the relevant information needed to make his or her investment decision, including the Company’s financial statements and periodic reports filed with the Commission.  The Company has reasonable belief that each recipient of the RMDX Shares, individually or together with his or her purchaser representative, has such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of an acquisition of the RMDX Shares.  The Company has agreed to file a registration statement to register the possible resale of the RMDX Shares within 90 days of the release of the RMDX Shares from the escrow established under the Purchase Agreement.

Item 7.01.	Regulation FD Disclosure.

On December 20, 2007, the Company issued a press release announcing the Purchase Agreement, together with the subsequent acquisitions of certain additional companies.  A copy of the press release is attached hereto as Exhibit 99.1 to this Report.

In accordance with General Instruction B.2 of Form 8-K, the information in this section of this Report shall not be deemed filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by RemoteMDx, Inc. on December 20, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTEMDX, INC.

By: /s/ Michael G. Acton
Michael G. Acton, Chief Financial Officer

Date: December 20, 2007